Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-3 of our report dated December 2, 2022, with respect to the consolidated balance sheets of RGC Resources, Inc. and Subsidiaries as of September 30, 2022 and 2021 and the related consolidated statements of income, comprehensive income, stockholders’ equity, and cash flows for each of the years in the two year period ended September 30, 2022.

We also consent to the reference to our firm under the caption “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ Brown Edwards & Company, L.L.P.

CERTIFIED PUBLIC ACCOUNTANTS

Roanoke, Virginia
January 27, 2023